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                                                                       EXHIBIT F

                    CENTERPOINT ENERGY, INC. AND SUBSIDIARIES
                      INVESTMENT IN FINANCING SUBSIDIARIES
                              AS OF MARCH 31, 2004

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
Utility Holding Company
    10053 CenterPoint Energy Capital Trust I              (1)       (29,284.12)
    10054 CenterPoint Energy Capital Trust II             (1)     3,130,736.97
    10129 CenterPoint Energy Trust I                      (1)    11,544,434.54
    10181 CenterPoint Energy Investment Management, Inc.        701,783,592.74

CenterPoint Energy Resources Corp.
    10381 CenterPoint Energy Resources Trust              (1)     5,336,000.00
    10375 CenterPoint Energy Gas Receivables, LLC         (2)    63,751,000.57
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(1) Under GAAP accounting (FIN 46), the Trust subsidiaries were deconsolidated from CenterPoint Energy, Inc. and CenterPoint Energy Resources Corp. financial statements as of December 31, 2003, forward.

(2) CenterPoint Energy Gas Receivables is a subsidiary that began activity in November 2002 in connection with CERC Corp.'s receivables facility.